UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2026

Powerus Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-42507	99-0418678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

885 Paragon Way Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-567-0323

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PUSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2026, the Company appointed Colin Chisholm as its Chief Operating Officer, with an expected start date of October 12, 2026.

Mr. Chisholm, 45, brings more than 20 years of leadership experience across defense technology, manufacturing, industrial automation and military operations. He was most recently Chief Operating Officer of Forterra, an provider of ground-based autonomous systems, from 2024-2026, where he led manufacturing and operations for its ground autonomy systems business, including production expansion, supply chain development, enterprise systems implementation and acquisition integration. Prior to this, he was Director of Production Operations for Tito’s Handmade Vodka from 2019-2024, responsible for production operations and capital expansion. Before that, he was Engineering Director, US and Caribbean at Siemens, overseeing engineering and industrial automation projects across multiple industries. Mr. Chisholm served in the United States Marine Corps from 2003 to 2014, attaining the rank of Major, with combat deployments to Iraq and Afghanistan. His military awards include the Bronze Star Medal. He holds a Doctor of Education in Organizational Leadership from the University of La Verne, a Master of Business Administration from Tulane University and a Bachelor of Arts from Duquesne University.

In connection with his employment, the Company and Mr. Chisholm will enter into an employment agreement with an initial term of two years and an initial base salary of $325,000. Mr Chisholm will be entitled to a target annual incentive award opportunity of between 30-40% of his then-current annual base salary (the “Target Annual Incentive Award”), with the actual amount determined pursuant to the Company’s bonus program or cash incentive plan. He would participate in employee benefit plans in effect from time to time. As part of his hiring, Mr. Chisholm will receive a grant of 300,000 restricted stock units, vesting in six month increments over the four year period beginning six months after his start date.

Mr. Chisholm has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Chisholm and any other persons pursuant to which he was selected as an executive officer.

Item 7.01.	Regulation FD Disclosure.

As previously disclosed, on October 1, 2026, the Company completed its merger with Autonomous Power Corporation and issued approximately 134.6 million shares of common stock. Immediately following the closing of the merger, on October 1, 2026, the Company had 163,838,861 shares of common ststock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2026

Powerus Corporation

By:	/s/ Jim Biehl
Name:	Jim Biehl
Title:	Chief Legal Officer